SPONSORED RESEARCH COLLABORATION AGREEMENT

THIS SPONSORED RESEARCH AGREEMENT (the "Agreement") is entered into as of November 7, 2007 (the "Effective Date"), by and between DART THERAPEUTICS, LLC (the "Sponsor"), having its principal place of business located at 4 Button Ball Lane, South Egremont MA 01258, and COMBINATORX, INCORPORATED ("CombinatoRx"), having its principal place of business located at 245 First Street, Sixteenth Floor, Cambridge, MA 02142.

RECITALS

WHEREAS, CombinatoRx has developed a proprietary combination drug discovery platform and is engaged in the identification and development of new combination therapies;

WHEREAS, Charley's Fund and Nash Avery Foundation are dedicated to accelerating the development of a treatment for Duchenne's Muscular Dystrophy;

WHEREAS, Charley's Fund and Nash Avery Foundation have formed the Sponsor for purposes of this Agreement;

WHEREAS, Charley's Fund and Nash Avery Foundation wish via the Sponsor to sponsor, and CombinatoRx wishes to perform, research focused on identifying clinical combination drug candidates as potential treatments for Duchenne's Muscular Dystrophy, subject to the terms and conditions of this Agreement, including the Research Plan.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises contained in this Agreement, the parties hereto agree as follows:

1. DEFINITIONS.

1.1 "Additional Payments" shall mean all amounts actually paid to or on behalf of CombinatoRx pursuant to Section 3.2.

1.2 "Affiliate" shall mean any corporation or other entity that controls, is controlled by, or is under common control with, a party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than 50% of the voting securities or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity. Notwithstanding the foregoing, Charley's Fund and Nash Avery Foundation shall be deemed to be Affiliates of the Sponsor.

1.3 "BioFocus License" shall have the meaning provided in Section 6.3.

1.4 "Budget" shall have the meaning provided in Section 3.1.

1.5 "CombinatoRx Project Team" means the team of five (5) CombinatoRx scientific FTEs who shall perform CombinatoRx's Research obligations under the Research

Plan. All of CombinatoRx's activities under this Agreement shall be performed by the CombinatoRx Project Team.

1.6 "CombinatoRx Technology" shall have the meaning provided in Section 6.1(b).

1.7 "Commercially Reasonable Efforts" shall mean efforts and resources commensurate with the efforts and resources in research and development used by a reasonable party for projects of commensurate economic value taking into account the then state of scientific knowledge and available resources.

1.8 "Confidential Information" shall mean any confidential or proprietary information of a party, including, without limitation, information relating to any compound, product specifications, data, know-how, formulations, research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to such party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form, subject to the limitations specified in Section 5.2 hereof. Without limiting the generality of the foregoing, the terms of this Agreement shall be deemed the Confidential Information of both parties.

1.9 "DMD" shall mean Duchenne's Muscular Dystrophy.

1.10 "DMD License" shall have the meaning provided in Section 4.3

1.11 "Drug Candidate" shall have the meaning provided in Section 2.3.

1.12 "Discontinued Drug Candidate" shall have the meaning provided in Section 7.

1.13 "Exploitation" shall mean research, development, making, having made, importing, having imported, using, having used, selling, having sold, offering for sale, having offered for sale, and otherwise exploiting.

1.14 "FDA" shall mean the United States Food and Drug Administration (or its successor agency).

1.15 "Field" shall mean the treatment of DMD.

1.16 "First Commercial Sale" shall mean, with respect to any Product, the first sale by CombinatoRx or any of its Affiliates or Licensees to the general public of such Product in a country after all required marketing and pricing approvals have been granted, or otherwise permitted, by the governing health authority of such country. "First Commercial Sale" shall not include the provision of any Drug Candidate or Product for use in clinical trials, treatment IND programs, named patient programs or for compassionate use prior to the receipt of necessary marketing approvals.

1.17 "Grant Back License" shall have the meaning provided in Section 7.

1.18 "IND" shall mean an Investigational New Drug Application filed with the FDA.

1.19 "Information" shall mean all tangible and intangible techniques, technology, practices, trade secrets, inventions (whether or not patentable), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological andclinical test data and results), analytical and quality control data, results or descriptions, software, algorithms, compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

1.20 "Licensee" shall mean a Third Party to whom CombinatoRx or any of its Affiliates or licensees has granted a license or sublicense of the right to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Drug Candidate or Product, beyond the mere right to purchase Drug Candidate or Product from CombinatoRx or its Affiliates.

1.21 "Net Sales" shall mean the gross amounts received by CombinatoRx and its Affiliates or their respective Licensees for sales of Products approved in the Field to Third Parties that are not Affiliates or Licensees of the selling party (unless such Affiliate or Licensee is the end user of such Product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party end user in an arm's-length transaction), less the following items, as allocable to such Product (if not previously deducted from the amount invoiced): (i) trade discounts, credits or allowances; (ii) credits or allowances additionally granted upon returns, rejections or recalls; (iii) freight, shipping and insurance charges; (iv) taxes, duties or other governmental tariffs (other than income taxes); and (v) government mandated rebates. Net Sales shall not include royalties or any other payments received by CombinatoRx or its Affiliates or their respective Licensees from any of their respective Licensees.

1.22 "Patents" shall mean (a) United States and foreign patents, re-examinations, reissues, renewals, extensions and term restorations, and foreign counterparts thereof, and (b) pending applications for United States and foreign patents, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, including, without limitation, inventors' certificates, and foreign counterparts thereof.

1.23 "Product" shall mean a pharmaceutical product comprising or containing a Drug Candidate, or any analog or derivative of any such Drug Candidate, including, in each case, all formulations, line extensions and modes of administration thereof.

1.24 "Research" shall mean the activities conducted pursuant to the Research Plan.

1.25 "Research Funds" shall mean all amounts actually paid to CombinatoRx pursuant to Section 3.1 or 3.2(i) and (ii).

1.26 "Research Plan" shall mean the research plan attached hereto as Exhibit A.

1.27 "Research Intellectual Property" shall mean (a) Information developed in the course of performing the Research and (b) Patents claiming such Information. Without limiting the generality of the foregoing, "Research Intellectual Property" shall include any and all Drug Candidates, other candidate co-therapy regimens, combination drugs, drug admixtures, drug co-formulations and processing technology, in each case, to the extent developed in the course of performing the Research.

1.28 "Research Term" shall have the meaning provided in Section 2.5.

1.29 "Third Party" shall mean any entity other than the Sponsor, Charley's Fund, Nash Avery Foundation or CombinatoRx or an Affiliate of the Sponsor, Charley's Fund, Nash Avery Foundation or CombinatoRx.

2. CONDUCT OF THE RESEARCH.

2.1 Objective. Subject to the terms and conditions of this Agreement, the parties agree that, during the Research Term, CombinatoRx shall use Commercially Reasonable Efforts to perform the Research with the CombinatoRx Project Team in accordance with the Research Plan with the goal of identifying Drug Candidates for the treatment of DMD.

2.2 Research Plan; Contributions. The Research Plan sets forth the activities to be conducted by CombinatoRx, the anticipated duration of the Research, as well as the anticipated costs and timing of the Research. CombinatoRx agrees to use Commercially Reasonable Efforts to perform the Research with the CombinatoRx Project Team on the schedule specified in the Research Plan. The parties may, by mutual written agreement, amend the Research Plan from time to time during the course of the Research and, in connection therewith, may modify the funding amounts and schedule set forth in Section 3.1 or provide for Additional Payments, as appropriate provided that, no amendment to the Research Plan shall (i) change the scope of the Research Plan in a manner that would require CombinatoRx without its express written approval to devote more than the CombinatoRx Project Team in the performance of all of its obligations under this Agreement or materially increase the materials and capital equipment required for CombinatoRx to perform its activities under the Research Plan or (ii) increase Sponsor's payment or materially increase any other obligation thereunder, without the express written approval of Sponsor. Each party shall contribute to the Research the materials and services specified in the Research Plan.

2.3 The Research. As more fully described in the Research Plan, the Research will be conducted by the CombinatoRx Project Team as follows:

CombinatoRx shall use Commercially Reasonable Efforts to (i) develop assays for two targets (Myostatin and NFkB) and validate two assays (Utrophin and alpha-7-integrin) contributed or sourced by Sponsor and (ii) perform in vitro screening activities for three of the four targets deemed suitable for screening by the JRC as described in the Research Plan. CombinatoRx shall disclose the results of such screening to the Sponsor in accordance with Section 2.6, and the parties shall consult with each other to select one or more single agents or combination drug candidates meeting the criteria set forth in the Research Plan (or otherwise mutually agreed upon by the parties) for further evaluation in animal models (each such single agent or combination drug candidate being hereinafter referred to as a "Drug Candidate").

2.4 Performance Standards. CombinatoRx shall conduct the Research in good scientific manner, and in compliance in all material respects with the requirements of applicable laws and regulations and with applicable good laboratory practices, to attempt to achieve its objectives efficiently and expeditiously. CombinatoRx shall maintain laboratories, offices and all other facilities and personnel reasonably necessary to carry out the activities to be performed by it pursuant to the Research Plan. In conformity with standard pharmaceutical and biotechnology industry practices and the terms and conditions of this Agreement, CombinatoRx shall prepare and maintain, or shall cause to be prepared and maintained, written records, reports and data with respect to activities conducted pursuant to the Research Plan.

2.5 Research Term. The Research is expected to require two years (the "Research Term") to reach the primary overall objective of identifying a set of Drug Candidates that have demonstrated activity in one or more of the DMD in vitro assays developed under the Research Plan to be potential candidates for testing in the in vivo mdx model of DMD.

2.6 Research Reports. CombinatoRx shall deliver to the Sponsor quarterly reports within forty five (45) days of the end of each calendar quarter summarizing the Research Intellectual Property arising during the preceding calendar quarter. CombinatoRx shall deliver to the Sponsor within ninety (90) days of the end of the activities to be performed under the Research Plan a final written report to summarize all experimental protocols and describe the results of candidate combinations screened.

2.7 Subcontracts. CombinatoRx may perform some of its obligations under the Research Plan through one or more subcontractors, provided that (a) none of the Sponsor's rights hereunder are diminished or otherwise adversely affected as a result of such subcontracting, and (b) CombinatoRx will at all times be responsible for the performance and, except as otherwise expressly agreed by the parties in writing, payment of such subcontractor.

2.8 Joint Research Committee.

2.8.1. Composition and Purposes. CombinatoRx and the Sponsor will establish a Joint Research Committee ("JRC") consisting initially of four (4) members (as may be increased or decreased by the JRC) with the requisite experience and seniority to enable them to make recommendations on behalf of the Parties with respect to the initiation, planning and performance of the activities of the Research Program, half of whom shall be designated from time to time by each party. If the JRC chooses to designate a Committee Chair, the Chair will be appointed from among the members of the JRC designated by CombinatoRx. CombinatoRx shall designate a person, who shall be the project manager for the Research, and such project manager shall make reports to the JRC, and will provide the JRC with notice of any replacement project manager, and any such notice shall include the qualifications of such project manager. The JRC shall meet, in person or by conference telephone, formally no less frequently than once in each three (3) month period during the Research Program, and at such time and location or by such means, as may be established by the JRC, for the purpose of reviewing and discussing the Research and evaluating and considering any proposed revisions to the Research Plan except that no such revisions shall increase the costs of the Research Plan without the Sponsor's express written approval. The final meeting will be held during the last month of the Research Term to review all synergistic combinations and recommend a set of Drug Candidates for testing in the in vivo mdx model. CombinatoRx shall prepare and deliver minutes of the meetings to the members of the JRC, within thirty (30) days after the adjournment date of each meeting, setting forth, inter alia, all recommendations of the JRC. The JRC shall terminate upon completion of the Research Plan.

2.8.2 Decision-Making. The objective of the JRC shall be to reach consensus on all matters within the scope of the Research Plan. CombinatoRx's representatives shall have the ultimate decision-making authority if the JRC is unable to reach a consensus on any matter. Each party shall retain the rights, powers, and discretion granted to it under this Agreement, and the JRC shall not be delegated or vested with any such rights, powers or discretion except as expressly provided in this Agreement. The JRC shall not have the power to amend or modify this Agreement, which may only be amended or modified in a writing executed by the Parties.

3. PAYMENTS.

3.1 Research Funding by the Sponsor. For the conduct of the Research, the Sponsor shall pay a total of US$3,000,000 to CombinatoRx. Payments shall be made to CombinatoRx quarterly in advance in the amounts specified in the budget attached hereto as Exhibit B (the "Budget") with the first such payment due within 5 business days of the date hereof and each quarterly payment due within five business days of the beginning of the calendar quarter, and as further described in the Budget. In addition, except as agreed pursuant to Section 3.2, the foregoing payments reflect the full cost of doing the Research, and the Sponsor will not be obligated or expected to pay any additional amounts in connection with the Research.

3.2 Additional Payments. In addition to the amounts specified in Section 3.1, the Sponsor shall pay, or reimburse CombinatoRx for, (i) in the event that the Sponsor requests in writing that CombinatoRx screen in assays that require special capital equipment, reagents or other consumables, the cost of acquiring this equipment and/or reagents and consumables, it being agreed and understood that, notwithstanding the foregoing, the equipment described in the Budget attached hereto as Exhibit B, if required for utilization of the Utrophin upregulation assay shall be paid by the Sponsor at the rate of 50% of the costs thereof, and with respect to other special capital equipment not described in the Budget, reagents or other consumables, the Sponsor shall be responsible for the first $20,000 in special reagent costs, and CombinatoRx shall be responsible for costs after that up to $40,000 of total costs, with the parties equally sharing costs thereafter; and (ii) upon mutual written agreement of the parties, additional research funding payments in connection with any modification of the Research Plan.

3.3 Reporting of Net Sales. From and after such time as CombinatoRx, or any Affiliate or Licensee thereof makes a First Commercial Sale and until such time as CombinatoRx has paid in full the amount due under Section 4.3 (if any), CombinatoRx shall deliver to the Sponsor quarterly written reports of Net Sales received by CombinatoRx its Affiliates or Licensees. CombinatoRx shall keep, and shall cause its Affiliates and Licensees to keep, complete and accurate records pertaining to the receipt of Net Sales in sufficient detail to permit the Sponsor to confirm the accuracy of such reports.

3.4 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required for purposes of calculating Net Sales, such conversion shall be at the exchange rate used by CombinatoRx throughout its accounting system (which shall, in any event, be commercially reasonable) during the quarter for which such report is due. All payments owed under this Agreement shall be made by check or by wire transfer in immediately available funds to a bank and account designated in writing by party entitled to receive payment, unless otherwise specified in writing by such party.

3.5 Taxes. If any taxes are required by law to be withheld by CombinatoRx, CombinatoRx will (a) deduct such taxes from the payment made to the Sponsor, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the Sponsor and certify its receipt by the taxing authority within 30 days following such payment.

3.6 Audits. The Sponsor shall have the right to cause an independent, certified public accountant reasonably acceptable to CombinatoRx to audit the records of CombinatoRx and its Affiliates and Licensees to confirm the accuracy of CombinatoRx's reports of Net Sales for a period covering not more than the preceding three (3) calendar years. Such audits may be exercised during normal business hours upon reasonable prior written notice to CombinatoRx and no more than once per year. Prompt adjustments shall be made by the parties to reflect the results of such audit. The Sponsor shall bear the full cost of such audit unless such audit discloses an underreporting of payments due by CombinatoRx to the Sponsor of more than 5%, in which case, CombinatoRx shall bear the full cost of such audit.

4. COMMERCIALIZATION; REPAYMENTS

4.1 Marketing and Promotion. CombinatoRx and/or its Licensees shall have exclusive rights to manufacture, market, sell and distribute all Products anywhere in the world.

4.2 Trademarks. CombinatoRx shall have the right to choose, at its sole discretion, the trademarks under which the Products may be marketed anywhere in the world. CombinatoRx shall be the sole owner of such trademarks.

4.3 Repayments. In consideration of the Sponsor's payments pursuant to this Agreement, CombinatoRx shall make to the Sponsor the following repayments:

(a) A one-time payment in the amount equal to 100% of the Research Funds shall be paid within 90 days after the earlier to occur of:

(i) CombinatoRx entering into a license that grants to any Third Party under CombinatoRx's interest in any Research Intellectual Property a right to make, use or sell any Product in the Field (a "DMD License"); or

(ii) the First Commercial Sale.

(b) On the first anniversary of the First Commercial Sale, a second one-time payment to the Sponsor equal to 100% of the Research Funds; and

(c) Within 90 days after the first occurrence of cumulative Net Sales equaling $100 million, a one-time payment to the Sponsor equal to 200% of the Research Funds.

CombinatoRx shall provide Sponsor with written notice of the occurrence of any event giving rise to a payment under this section 4.3 within 30 days of such occurrence.

5. CONFIDENTIALITY.

5.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Research Term and for a period of five years thereafter, each party (the "Receiving Party") will maintain in confidence all Confidential Information disclosed by the other party (the "Disclosing Party"). For the avoidance of doubt, all Research Intellectual Property shall be deemed Confidential Information of CombinatoRx. The Receiving Party may use the Confidential Information of the Disclosing Party only to the extent required or permitted hereunder to accomplish the purposes of this Agreement. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Disclosing Party's Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other party's Confidential Information. Each party shall be entitled to disclose the other party's Confidential Information to its officers, employees, consultants, Affiliates and other representatives who have a duty, contractual or otherwise, to keep such information in confidence (its "Representatives"), provided that such party shall be liable for any use and disclosure of the other party's Confidential Information by such Representatives.

5.2 Exceptions. The obligations of confidentiality contained in Section 5.1 will not apply to the extent that it can be established by the Receiving Party by competent proof that such Confidential Information: (a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; (d) is independently discovered or developed by the Receiving Party, without the use of Confidential Information of the Disclosing Party; or (e) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

5.3 Authorized Disclosure. Notwithstanding any other provision of this Agreement, disclosure of Confidential Information shall not be precluded if such disclosure is in response to a valid order of a court or other governmental body of competent jurisdiction of the United States or any political subdivision thereof or is otherwise required by law or regulation; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law or regulation required or to seek other confidential treatment of such information.

5.4 Publicity. It is understood that the parties intend to issue a joint press release announcing the execution of this Agreement, and the parties agree that each party may desire or be required to issue subsequent press releases or public announcements relating to this Agreement or activities hereunder. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases or public announcements prior to the issuance thereof, provided that a party may not unreasonably withhold consent to such releases or public announcements, and that either party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial joint press release announcing this Agreement, either party shall be free to disclose, without the other party's prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

6. OWNERSHIP AND USE OF INTELLECTUAL PROPERTY.

6.1 Ownership.

(a) Research Intellectual Property. CombinatoRx shall solely own all Research Intellectual Property.

(b) CombinatoRx Technology. CombinatoRx shall at all times retain sole ownership of all Information which may be employed in the conduct of the Research and which CombinatoRx can establish by competent evidence to have been proprietary to CombinatoRx on the Effective Date, and all Patents claiming any of the foregoing (collectively, "CombinatoRx Technology").

6.2 Patent Filings. CombinatoRx shall file, prosecute and maintain all Patents on the Research Intellectual Property at its sole expense.

6.3 License to Certain Assays. Charley's Fund hereby grants to CombinatoRx a non-exclusive, world-wide, royalty-free, license under all rights related to a Utrophin upregulation assay and related methodologies and intellectual property granted to Charley's Fund pursuant to the Research Services Agreement between the Charley's Fund and BioFocus DPI, dated as of August 1, 2007 (the "BioFocus License") to perform the Research and undertake all other activities related to the Exploitation of Drug Candidates or Products.

6.4 Further Assurances. The Sponsor shall, at its own expense, take all actions and execute all documents reasonably requested by CombinatoRx to effect these provisions of this Section 6.

7. THE SPONSOR'S RIGHT TO INTERRUPTION LICENSE.

In the event that CombinatoRx intends to discontinue pre-clinical or clinical development activities with respect to any Drug Candidate and does not intend to license its rights to such Drug Candidate to any Third Party for such pre-clinical or clinical development or, after determining to license its rights to such Drug Candidate, fails to do so after one (1) year of such determination (a "Discontinued Drug Candidate"), it shall so notify the Sponsor. In such event, the Sponsor may provide CombinatoRx with written notice that it intends to exercise its rights pursuant to this Section 7. Upon receipt of notice from the Sponsor that it desires to exercise its rights under this Section 7 with respect to a Discontinued Drug Candidate, CombinatoRx shall be deemed to automatically grant to the Sponsor a worldwide, exclusive, perpetual, sublicenseable, fully paid license under CombinatoRx's interest in all Research Intellectual Property related to or covering the Discontinued Drug Candidate to develop, make, use and sell the Discontinued Drug Candidate in the Field (the "Grant Back License"). If the Sponsor exercises its right to receive a Grant Back License, CombinatoRx shall promptly provide the Information to the Sponsor that the Sponsor reasonably needs to exercise its rights under the Grant Back License and which was generated or developed pursuant to this Agreement and all such Information shall thereafter constitute the Confidential Information of the Sponsor.

8. TERM; TERMINATION.

8.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until expiration of the Research Term, unless this Agreement is earlier terminated in accordance with Section 8.2 or this Section 8.

8.2 Termination. Each party shall have the right to terminate this Agreement upon 60 days' prior written notice to the other upon the occurrence of any of the following:

(a) Upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation); or

(b) Upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the 60-day period following written notice of termination by the non-breaching party.

8.3 Consequences of Expiration or Termination. Expiration or termination of this Agreement will not relieve the parties of any obligation accruing prior to such expiration or termination (including, without limitation, any accrued obligation of the Sponsor to make payments pursuant to Section 3.1 and/or 3.2). Notwithstanding any other provision of this Agreement to the contrary, the provisions of Sections 3.3, 3.4, 3.5, 3.6, 8.3 and 8.4, and Sections 4, 5, 6, 7, 9 and 10 will survive expiration or termination of this Agreement.

8.4 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by CombinatoRx are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that the Sponsor, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding-by or against CombinatoRx under the U.S. Bankruptcy Code, the Sponsor will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in the Sponsor's possession, will be promptly delivered to the Sponsor (a) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless CombinatoRx elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of CombinatoRx upon written request therefor by the Sponsor.

9. INDEMNIFICATION.

9.1 Indemnification by CombinatoRx. CombinatoRx hereby agrees to save, defend, indemnify and hold harmless the Sponsor, its Affiliates and their respective trustees, officers, employees and agents (each, a "Sponsor Indemnitee") from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expenses and attorneys' fees ("Losses"), to which a Sponsor Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (a) the development, manufacture, handling, storage, sale or other disposition of any Drug Candidate or Product by CombinatoRx, its Affiliate or Licensee, or (b) the breach of this Agreement by CombinatoRx or the gross negligence or willful misconduct of any CombinatoRx Indemnitee, except in each case to the extent such Losses result from the breach of this Agreement by the Sponsor or the negligence or willful misconduct of any Sponsor or Sponsor Indemnitee.

9.2 Conditions to Indemnification. Sponsor shall deliver written notice to CombinatoRx of any potential Losses which may be indemnifiable hereunder promptly after the Sponsor becomes aware of such potential Losses, provided that the failure to deliver such notice in a timely fashion shall not relieve CombinatoRx of its indemnification obligation hereunder except to the extent it is actually and materially prejudicial thereby. CombinatoRx shall have the right to assume the defense of any suit or claim related to the Losses if it has assumed responsibility for the suit or claim in writing within forty-five (45) days of notice of the suit or claim. If CombinatoRx defends the suit or claim, the Sponsor may participate in (but not control) the defense thereof at its sole cost and expense.

9.3 Settlements. Neither party may settle a claim or action related to any Losses subject to indemnification under Section 9.1 without the consent of the other party, if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party, its Affiliates, trustees, employees, agents, officers or directors.

9.4 Insurance. During any period when CombinatoRx, its Affiliate or any Licensee is clinically developing or commercializing any Drug Candidate or Product and for three years thereafter, CombinatoRx, at its own expense, shall maintain clinical trial and/or product liability insurance, as applicable, in an amount consistent with industry standards and shall name the Sponsor as an additional insured with respect to such insurance. CombinatoRx shall provide a certificate of insurance evidencing such coverage to the Sponsor upon request.

9.5 Liability of the Sponsor. The Sponsor assumes any and all risk of personal injury and property damage attributable to the practice by the Sponsor or its designee or sublicensee of any license granted by CombinatoRx to the Sponsor hereunder, the breach of this Agreement by the Sponsor, or the negligence or willful misconduct of any Sponsor Indemnitee.

10. MISCELLANEOUS.

10.1 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by CombinatoRx without the prior written consent of the Sponsor (which consent shall not be unreasonably withheld); provided that, CombinatoRx may assign its rights and obligations under this Agreement in connection with any merger, business combination, sale of all of the outstanding shares of CombinatoRx or sale of all or substantially all of the assets of CombinatoRx. The Sponsor shall have the right to assign or transfer any or all of its rights or obligations under this Agreement to a Third Party who is not a competitor of CombinatoRx upon written notice to CombinatoRx, provided that the Sponsor shall remain liable for any payment obligations accruing hereunder to the extent that such Third Party does not comply with such obligations. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

10.2 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of the Agreement (except with respect to payments due by the Sponsor under Section 3 of this Agreement) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, without limitation, fire, floods, earthquakes, natural disasters, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority.

10.3 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, without regard to its choice of law provisions.

10.4 Waiver. Any waiver of a party's obligations hereunder shall only be effective if in writing and signed by the other party. Except as specifically provided for herein, the waiver from time to time by either party of any right or failure to exercise any remedy shall not operate or be construed as a continuing waiver of the same right or remedy or of any other of such party's rights or remedies provided under this Agreement.

10.5 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.6 Independent Contractors. It is expressly agreed that CombinatoRx and the Sponsor shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency of any kind. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior written consent of the other party.

10.7 Notices. All notices and other communications provided for hereunder shall be in writing and shall be mailed by first-class, registered or certified mail, postage paid, or delivered personally, by overnight delivery service or by facsimile, with confirmation of receipt, addressed as follows:

If to the Sponsor: DART THERAPEUTICS, LLC

4 Button Ball Lane

South Egremont, MA., 01258

Attn: Benjamin Seckler, MD

With a copy to: George J. Vella, PhD

2 Ledgewood Rd.

Medway, MA., 02053

If to CombinatoRx: CombinatoRx, Incorporated

245 First St.

Sixteenth Floor

Cambridge, MA 02142

Fax: 617-301-7010

Attention: Daniel S. Grau, Chief Operating Officer

With a copy to: Ropes & Gray LLP

One International Place

Boston, MA 02110

Fax: (617) 951-7050

Attention: Marc Rubenstein, Esq.

Either party may by like notice specify or change an address to which notices and communications shall thereafter be sent. Notices sent by facsimile shall be effective upon confirmation of receipt, notices sent by mail or overnight delivery service shall be effective upon receipt, and notices given personally shall be effective when delivered.

10.8 Commitment to Fund. Charley's Fund and Nash Avery Foundation hereby agree to fund the Sponsor with sufficient funds to comply with its obligations under this Agreement, including its obligations to make payments under Section 3 hereof. Charley's Fund and Nash Avery Foundation shall be jointly and severally liable to CombinatoRx for failure to comply with this Section 10.8.

10.9 Entire Agreement; Amendment. This Agreement (including the Exhibit hereto, as such Exhibit may be amended from time to time by mutual written agreement of the parties) sets forth all of the agreements and understandings between the parties hereto with respect to the subject matter hereof and thereof, and supersedes and terminates all prior agreements and understandings between the parties with respect to the subject matter hereof and thereof. There are no other agreements or understandings with respect to the subject matter hereof, either oral or written, between the parties. Except as expressly set forth in this Agreement, no subsequent amendment, modification or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

10.10 Headings. The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections subsections hereof.

10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Effective Date.

SPONSOR - DART THERAPEUTICS, LLC

By: /s/ Benjamin D. Seckler

Printed Name: Benjamin D. Seckler

Title: Manager

COMBINATORX, INCORPORATED

By: /s/ Alexis Borisy

Printed Name: Alexis Borisy

Title: President and Chief Executive Officer

CHARLEY'S FUND, INC., solely for purposes of Sections 6.3 and 10.8

By: /s/ Benjamin D. Seckler

Printed Name: Benjamin Seckler, MD

Title: President & Founder

NASH AVERY FOUNDATION, solely for purposes of Section 10.8

By: /s/ Tom Wicka

Printed Name: Tom Wicka

Title: President & Founder

Exhibit A

Research Plan

Exhibit B

Budget

Due Upon Execution - $125,000

First Quarter Due January 8, 2008 - $250,000

Second Quarter Due April 7, 2008 - $375,000

Third Quarter Due July 8, 2008 - $375,000

Fourth Quarter Due October 7, 2008 - $375,000

Fifth Quarter Due January 8, 2009 - $375,000

Sixth Quarter Due April 7, 2009 - $375,000

Seventh Quarter Due July 8, 2009 - $375,000

Eighth Quarter Due October 7, 2009 - $375,000

Total - $3,000,000

Capital equipment - ECL analyses - First Quarter estimated cost - $200,000.